Execution Version

INVESTMENT MANAGEMENT AGREEMENT

THE ENDOWMENT PMF MASTER FUND, L.P.

THIS INVESTMENT MANAGEMENT AGREEMENT (“Agreement”) is made as of February 12, 2014, by and among The Endowment PMF Master Fund, L.P., a Delaware limited partnership (the “Fund”), Endowment Advisers, L.P., a Delaware limited partnership (the “Adviser”) and The Endowment Fund GP, L.P., a Delaware limited partnership (the “General Partner”).

WHEREAS, the Fund will be registered with the Securities and Exchange Commission (the “SEC”) as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Fund has been formed with the objective of serving as a “liquidating vehicle” for the purpose of reducing its portfolio to cash and distributing such cash to its holders of limited partnership interests in the Fund (each, a “Partner”) as soon as reasonably practicable, as described below;

WHEREAS, the Fund desires to retain the Adviser so that it will render investment management services to the Fund in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser is willing to render such services and/or engage others to render such services to the Fund;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed by the parties as follows:

1. Appointment. The Fund hereby appoints the Adviser to act as investment adviser and provide investment advisory services to such Fund, subject to the supervision of the Fund’s Board (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date for the compensation herein provided.

2. Responsibilities of the Adviser.

(a) The Adviser hereby undertakes and agrees, to the extent permitted by applicable laws, rules and regulatory interpretations, upon the terms and conditions herein set forth, subject to the supervision of the Fund’s Board and subject to the Fund’s investment objective, policies and limitations as a “liquidating vehicle,” as set forth in the Fund’s registration statement filed with the SEC on Form N-2 (the “Registration Statement”), and the Amended and Restated Agreement of Limited Partnership of the Fund (the “Partnership Agreement”), dated February 18, 2014:

(i) to make disposition decisions and provide a program for the liquidation of the Fund; prepare, obtain, evaluate, and make available to the Fund research and statistical data in connection therewith; obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to liquidate the Fund as promptly as reasonably practicable; engage in or supervise the sale of investments, securities, and/or cash as well as the making of short-term, cash equivalent investments of funds held pending distribution to investors, the payment of Fund expenses or for regulatory purposes; engage in or supervise the sale of interests in unregistered investment funds and/or other investment vehicles held by the Fund (the “Investment Funds”); select brokers or dealers to execute transactions; and all of the aforementioned shall be done in material accordance with the Fund’s investment objective, policies and limitations as a “liquidating vehicle” as set forth in the Registration Statement, the Partnership Agreement, and in accordance with guidelines and directions from the Fund’s Board (which directions and guidelines shall be consistent with the Partnership Agreement) and any applicable laws and regulations;

(ii) subject to the direction and control of the Board, to assist the Fund as it may reasonably request in the conduct of the Fund’s business as a “liquidating vehicle,” including oral and written research, analysis, advice, statistical, and economic data, judgments regarding the sale of individual investments, general economic conditions and trends, determine or recommend the securities, instruments, repurchase agreements, options, and other investments (including the Investment Funds) that the Fund will sell and the time of such sales; continuously manage and supervise the liquidation of the Fund in a manner consistent with the investment objective, policies, and limitations of the Fund as a “liquidating vehicle, “ as set forth in the Registration Statement, the Partnership Agreement and as may be adopted from time to time by the Board, and applicable laws and regulations; and undertake to do anything incidental to the foregoing to facilitate the liquidation of the Fund and performance of the Adviser’s obligations hereunder;

(iii) to furnish to or place at the disposal of the Fund information, evaluations, analyses, and opinions formulated or obtained by the Adviser in the discharge of its duties as the Fund may, from time to time, reasonably request, and maintain or cause to be maintained for the Fund all books, records, reports, and any other information required under the 1940 Act, to the extent that such books, records, and reports, and other information are not maintained or furnished by the custodian, transfer agent, administrator, sub-administrator, or other agent of the Fund;

(iv) to furnish to or place at the disposal of the Fund, at the expense of the Adviser, such office space, telephone, utilities, and facilities as the Fund may require for its reasonable needs and to furnish at the expense of the Adviser, clerical services related to research, statistical, and investment work;

(v) to render or make available to the Fund management and administrative assistance in connection with the operation of the Fund that shall include (a) compliance with all reasonable requests of the Fund for information, including information required in connection with the Fund’s filings with the SEC, other federal and state regulatory organizations, and self-regulatory organizations, and (b) such other services as the Adviser shall from time to time determine to be necessary or useful to the administration of the Fund; and

(vi) to pay the reasonable salaries, fees, and expenses of the Fund’s officers and employees (including the Fund’s share of payroll taxes) and any fees and expenses of the Fund’s directors (“Directors”) who are partners, directors, officers, or employees of or otherwise affiliated with the Adviser; provided, however, that the Fund, and not the Adviser, shall bear travel expenses (or an appropriate portion thereof) of Directors and officers of the Fund who are partners, directors, officers, or employees of the Adviser to the extent that such expenses relate to attendance at meetings of the Fund’s Board or any committees thereof or advisers thereto. The Adviser shall also bear all expenses arising out of its duties hereunder, including travel and other expenses related to the monitoring and sale of Investment Funds. The Adviser shall not be responsible for any expenses of the Fund other than those specifically allocated to the Adviser in this Agreement.

(b) Notwithstanding the foregoing, in no event shall the Adviser be obligated to seek a sale of (i) any Investment Fund interest in a Hedge Fund (as defined in the Partnership Agreement) prior to the five-year anniversary of the date of the contribution of assets in kind from The Endowment Master Fund, L.P. to the Fund as contemplated by the Agreement and Plan of Partnership Division (the “Partnership Division”) or (ii) any Investment Fund interest in a private equity fund prior to the ten-year anniversary of the date of the Partnership Division. Following the five-year anniversary of the Partnership Division, the Adviser shall use reasonable best efforts to promptly sell any remaining Hedge Funds (including engaging an agent to assist with such sale, and the expense of such agent shall be borne by the Fund). Following the ten-year anniversary of the Partnership Division, the Adviser shall use reasonable best efforts to promptly sell any remaining Investment Fund assets (including engaging an agent to assist with such sale, and the expense of such agent shall be borne by the Fund).

(c) In particular, but without limiting the generality of the foregoing, the Adviser shall not be responsible, except to the extent of the reasonable compensation of the Fund’s employees who are partners, directors, officers, or employees of the Adviser, for the following expenses of the Fund: all fees and expenses directly related to portfolio transactions and positions for the Fund’s account such as direct and indirect expenses associated with the Fund’s investments, including holding to liquidation or liquidating its investments in Investment Funds, and enforcing the Fund’s rights in respect of such investments; brokerage commissions; interest and fees on any borrowings by the Fund; professional fees (including without limitation expenses of investment bankers, consultants, experts and specialists); fees and expenses of outside legal counsel, including foreign legal counsel; accounting, auditing and tax preparation expenses; taxes and governmental fees (including tax preparation fees); fees and expenses of any custodian, subcustodian, transfer agent, and registrar, and any other agent of the Fund; all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among the Adviser and any custodian or other agent engaged by the Fund; bank services fees; expenses of preparing, printing, and distributing reports, notices, other communications to Partners, and proxy materials; expenses of preparing, printing, and filing reports and other documents with government agencies; expenses of Partners’ meetings; expenses of corporate data processing and related services; Partner recordkeeping and Partner account services, fees, and disbursements; expenses relating to investor and public relations; and extraordinary expenses such as litigation expenses.

3. Use of Name. Upon receiving notice from the Adviser, the Fund will assist the Adviser to a reasonable extent in protecting the use and sublicensing of names or trademarks that the Adviser has the rights to use and sublicense.

4. Regulatory Compliance. In performing its duties hereunder, the Adviser shall in all material respects comply with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Board, and with the provisions of the Registration Statement.

5. Compensation. As compensation for the services performed and the facilities and personnel provided by the Adviser pursuant to this Agreement, beginning on the date of the Partnership Division the Fund will pay the Adviser monthly in arrears a fee, calculated on the last business day of such month at the annual rate of 0.70% of the Fund’s month-end net assets through the period ending six quarters after the date of the Partnership Division, and at an annual rate of 0.40% of the Fund’s month-end net assets for periods ending thereafter until the expiration of ten years after the date of the Partnership Division, at which point the Adviser shall no longer receive any investment management fee; provided however, that for periods following the period ending five years after the date of the Partnership Division, no investment management fee shall be charged on any Hedge Fund, with any such Hedge Funds remaining in the Fund’s portfolio at that time being excluded from the calculation of net assets for the purposes of determining the investment management fee. If the Adviser shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated according to the proportion that such period bears to the full month and shall be payable within 30 days after the end of the relevant month or the date of termination of this Agreement, as applicable. The value of the net assets of the Fund shall be determined pursuant to the applicable provisions of the Partnership Agreement, the Fund’s valuation procedures, and its Registration Statement, each as amended from time to time. If the determination of the net asset value of the Fund has been suspended for a period including the end of any month when the Adviser’s compensation is payable pursuant to this paragraph, then the Adviser’s compensation payable with respect to such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month), as adjusted by the Board in good faith. If the Fund determines the value of the net assets of its portfolio more than once in any month, then the last such determination thereof in that month shall be deemed to be the sole determination thereof in that month for the purposes of this paragraph.

6. Portfolio Transactions. In executing transactions for the Fund and selecting brokers or dealers, the Adviser shall place orders pursuant to its investment determinations for the Fund directly with the issuer, or with any broker or dealer, in accordance with applicable policies expressed in the Fund’s Registration Statement and in accordance with any applicable legal requirements. Without limiting the foregoing, the Adviser shall seek to obtain for the Fund the best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. Subject to the appropriate policies and procedures approved by the Fund’s Board, the Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), cause the Fund to pay a broker or dealer that provides brokerage or research services to the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Adviser’s overall responsibilities to the Fund or its other advisory clients. To the extent authorized by Section 28(e) of the Securities Exchange Act and the Fund’s Board, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement with respect to the Fund or otherwise solely by reason of such action.

7. Proxy Voting. The Fund may delegate to the Adviser, subject to revocation at the discretion of its Board, the responsibility for voting proxies relating to the Fund’s portfolio securities pursuant to written proxy voting policies and procedures established by the Adviser.

8. Reports. The Adviser shall regularly report to the Fund’s Board on the progress of the Fund’s liquidation and the issuers and securities generally represented in the Fund’s portfolio, including reports received from the Investment Funds, and will furnish the Board such periodic and special reports as the Directors may reasonably request.

9. Not Exclusive. Nothing herein shall be construed as prohibiting the Adviser or any director, officer, partner, employee, or affiliate thereof from providing investment management or advisory services to, or entering into investment management or advisory agreements with, other clients (including other registered investment companies), including clients which may from time to time purchase and/or sell securities of issuers in which the Fund invests, or from utilizing (in providing such services) information furnished to the Adviser by advisors and consultants to the Fund and others; provided however, that the Adviser will undertake no activities that, in its judgment, will adversely affect the performance of its obligations under this Agreement.

10. Conflicts of Interest. Whenever the Fund and one or more other accounts or investment companies managed or advised by the Adviser or an affiliate of the Adviser (an “Adviser Affiliate”) have opportunities to sell securities, such opportunities shall be allocated in accordance with procedures approved by the Fund’s Board and believed by the Adviser to be equitable. The Fund recognizes that in some cases this procedure may adversely affect the size of the position that may be disposed of by the Fund. In addition, the Fund acknowledges that any partner, director, or officer of, or persons employed by, the Adviser or an Adviser Affiliate, who may also be a general partner, partner, director, or officer of, or person employed by, the Fund, to assist in the performance of the Adviser’s duties hereunder will not devote his or her full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any Adviser Affiliate to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

11. Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund’s Board from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed its agent.

12. Liability. The Adviser may rely on information reasonably believed by it to be accurate and reliable, including but not limited to, any information or report from the Investment Funds, and shall give the Fund the benefit of its best judgment and effort in rendering services hereunder. The provisions of Section 3.9(a) of the Partnership Agreement shall apply mutatis mutandis to the Adviser and each Adviser Affiliate, and each of their partners, members, directors, officers, and employees and any of their affiliated persons, executors, heirs, assigns, successors, or other legal representatives, to provide for exculpation with respect to services provided to the Fund under this Agreement, in accordance with the terms and conditions of such Section 3.9(a). Any person, even though also employed by the Adviser, who may be or become an employee of the Fund and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of the Adviser.

13. Indemnification. The provisions of Section 3.10 of the Partnership Agreement shall apply mutatis mutandis to provide for indemnification by the Fund of the Adviser and any Adviser Affiliate, and each of their partners, members, directors, officers, and employees and any of their affiliated persons, executors, heirs, assigns, successors, or other legal representatives (each of which or whom shall be an “indemnitee” under such Section 3.10), in accordance with the terms and conditions of such Section 3.10.

14. Term of Agreement; Termination. This Agreement shall remain in effect with respect to the Fund until February 10, 2016, and shall continue in effect year to year thereafter, but only so long as such continuance is specifically approved at least annually by the affirmative vote of: (i) a majority of the members of the Fund’s Board who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (ii) a majority of the Fund’s Board or the holders of a majority of the outstanding voting securities of the Fund. This Agreement may nevertheless be terminated at any time without penalty, on 60 days’ written notice, by (a) a majority of the members of the Fund’s Board who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any party to this Agreement, (b) vote of holders of a majority of the outstanding voting securities of the Fund or (c) by the Adviser; provided, however, that a majority of the independent Directors of the Fund must approve any unilateral termination of this Agreement by the Adviser. Upon the termination of this Agreement, the Adviser shall cause any associated person of the Adviser then serving on the Board to resign from the Board. Any notice to a Fund or the Adviser shall be deemed given when received by the addressee.

15. Assignment. This Agreement may not be transferred, assigned, sold, or in any manner hypothecated or pledged by either party hereto, except as permitted under the 1940 Act or rules and regulations adopted thereunder. This Agreement shall automatically be terminated in the event of its assignment.

16. Amendment. This Agreement may be amended only by the written agreement of the parties whose rights are affected by the amendment, provided that any amendment that would increase the compensation to the Adviser hereunder shall require approval of the Fund’s Board and Minimum Limited Partner Approval (as defined in the Partnership Agreement). Any amendment shall be required to be approved by the Fund’s Board and by a majority of its independent Directors in accordance with the provisions of Section 15(c) of the 1940 Act and the rules and regulations adopted thereunder. If required by the 1940 Act, any material amendment shall also be required to be approved by such vote of Partners of the Fund as is required by the 1940 Act and the rules thereunder.

17. Conflicts of Laws. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act. As used herein, the terms “interested person,” “assignment,” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act.

18. Management of Subsidiaries. If the Fund’s Board determines that it is in the best interests of the Fund and its Partners to carry on all or part of the business of the Fund through one or more subsidiaries, the Board may cause the substantive terms of this Agreement to apply to the management of any such subsidiary or subsidiaries.

19. Fund Obligations. This Agreement is made by the Fund and executed on behalf of the Fund by an officer of the Fund, and the obligations created hereby are not binding on the General Partner, nor any of the Partners, Directors, officers, employees, or agents, whether past, present, or future, of the Fund individually, but bind only the assets and property of the Fund.

20. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

21. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

22. Supersedes Other Agreements. This Agreement supersedes all prior investment advisory, management, and/or administration agreements in effect between the Fund and the Adviser.

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IN WITNESS WHEREOF, the parties have executed this Agreement by their officers thereunto duly authorized as of the day and year first written above.

THE ENDOWMENT PMF MASTER FUND, L.P.

By:
Jeremy L. Radcliffe, Secretary

ENDOWMENT ADVISERS, L.P.

By:	Endowment Fund Management, LLC, its general partner

By:
Jeremy L. Radcliffe, Authorized Person

THE ENDOWMENT FUND GP, L.P.

By:	Endowment Fund Management, LLC, its general partner

By:
Jeremy L. Radcliffe, Authorized Person